Exhibit 10.3

EXECUTION VERSION

THIRD AMENDED AND RESTATED TAX RECEIVABLE AGREEMENT
This THIRD AMENDED AND RESTATED TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of September 30, 2019 (the “Closing Date”), is hereby entered into by and among Brookfield Asset Management Inc., a corporation incorporated under the laws of the Province of Ontario (“Parent”), Oaktree Holdings, Inc., a Delaware corporation (“Holdings Inc.”), Oaktree AIF Holdings, Inc. (f/k/a Oaktree Media Holdings, Inc.), a Delaware corporation (“AIF Holdings Inc.”) (each of Holdings Inc. and AIF Holdings Inc. (including, for the avoidance of doubt, each successor thereto) a “Corporation” and collectively, the “Corporations”), Oaktree Capital II, L.P., a Delaware limited partnership (“Oaktree Capital II”), Oaktree Capital Management, L.P., a Delaware limited partnership (“OCM”), Oaktree Investment Holdings, L.P. a Delaware limited partnership (“Investment Holdings”), Oaktree AIF Investments, L.P. (f/k/a Oaktree Media Investments, L.P.), a Delaware limited partnership (“Oaktree AIF”), the entities set forth on the signature pages hereto (together with all other Persons (as defined herein) in which the Corporations acquire a partnership interest, limited liability company interest or similar interest after the date hereof and who execute and deliver a joinder contemplated in Section 7.12, the “Partnerships”), Oaktree Capital Group Holdings, L.P., a Delaware limited partnership (“OCGH”), and each of the limited partners of OCGH (the “Limited Partners”).
RECITALS
WHEREAS, the Limited Partners hold or held limited partnership interests (“OCGH Units”) in OCGH;
WHEREAS, OCGH holds limited partnership interests (“Partnership Units”) in each of the Partnerships, each of which is treated as a partnership for U.S. federal income tax purposes;
WHEREAS, the Limited Partners have, prior to the Signing Date, exchanged OCGH Units with the Corporations for cash, Class A Units or other consideration and the right to receive payments under this Agreement;
WHEREAS, in connection with an exchange of OCGH Units by certain Limited Partners, certain other Limited Partners (each such other Limited Partner with respect to such exchange, a “Surplus Partner”) were entitled to receive payments from the Corporations in exchange for certain equity interests of OCGH (“Surplus Interests”) pursuant to Section 6.3(b)(iii) of the Prior OCGH Partnership Agreement;
WHEREAS, following such exchanges, OCGH distributed Partnership Units to the Corporations in redemption of the OCGH Units acquired in such exchanges and each Corporation exchanged certain of such Partnerships Units with the other Corporation and the other general partners of the Partnerships in exchange for Partnership Units of the Partnerships of which such Corporation and other general partners were the general partners (any such subsequent exchange, an “OCGH Exchange”);
WHEREAS, OCGH and the Partnerships have had in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year in which a taxable exchange of OCGH Units (and, if applicable, Surplus Interests) for cash, Class A Units or other consideration prior to the Signing Date occurred, which election resulted in an adjustment to the tax basis of the assets owned by the Partnerships at the time of such exchanges of OCGH Units (and, if applicable, Surplus Interests) for cash, Class A Units or other consideration (collectively, an “Exchange”) (such time, the “Exchange Date”) (any such exchanges occurring on an Exchange Date prior to the Signing Date, a “Pre-Signing Exchange”) (such assets and any asset whose tax basis is determined, in whole or in part, by reference to the adjusted basis of any such asset, the “Reference Assets”) by reason of such Exchange, the OCGH Exchange immediately following such Exchange and the receipt of payments under this Agreement;
WHEREAS, the income, gain, loss, expense and other Tax items of (i) the Partnerships solely with respect to the Corporations may be affected by the Basis Adjustment (defined below) and (ii) the Corporations may be affected by the Imputed Interest (as defined below);
WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustment and Imputed Interest on the actual liability for Taxes of the Corporations;
WHEREAS, the parties executed a Tax Receivable Agreement, dated as of May 25, 2007 (the “Original Agreement”);
WHEREAS, the Original Agreement was amended and restated in its entirety by the execution of an Amended and Restated Tax Receivable Agreement, dated as of March 28, 2008 (the “First Amended Agreement”);
WHEREAS, the First Amended Agreement was amended and restated in its entirety by the execution of a Second Amended and Restated Tax Receivable Agreement on March 29, 2012;
WHEREAS, Oaktree Capital Group, LLC, a Delaware limited liability company (“Oaktree”), Oslo Holdings LLC, a Delaware limited liability company, Oslo Holdings Merger Sub LLC, Parent, and Berlin Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), entered into an Agreement and Plan of Merger, dated as of the Signing Date (as may be amended, supplemented or waived from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, among other things, Merger Sub merged with and into Oaktree with Oaktree continuing as the surviving company in accordance with the terms set forth in the Merger Agreement;
WHEREAS, the parties intend (i) for the terms of this Agreement to continue to apply to Pre-Signing Exchanges and (ii) to terminate any rights to payments under this Agreement for exchanges of OCGH Units occurring on or following the Signing Date (any such exchanges occurring on an Exchange Date on or following the Signing Date, the “Post-Signing Exchanges”);
WHEREAS, Section 7.06 of the Second Amended Agreement provides that the Agreement may be amended in writing by each of the Corporations, on behalf of themselves and the respective Partnerships they Control, and by Senior Executives who would be entitled to receive at least two-thirds of the Early Termination Payments payable to all Senior Executives hereunder if each of the Corporations had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any Senior Executive pursuant to this Agreement since the date of such most recent Exchange) (the “Amending Parties”), unless such amendment would have a disproportionate effect on the payment certain Limited Partners will or may receive under this Agreement;
WHEREAS, the Amending Parties desire to amend and restate the Second Amended Agreement in a manner that would not have a disproportionate effect on the payment certain Limited Partners will or may receive under this Agreement;
NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree to amend and restate the Second Amended Agreement in its entirety as follows:
Article I
DEFINITIONS
Section 1.01    Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).
“Additional Payment” has the meaning set forth in the Exchange Agreement.
“Advisory Firm” means Simpson Thacher & Bartlett LLP, Munger, Tolles & Olson LLP, Pricewaterhouse Coopers LLP, Ernst & Young, LLP, or any other accounting firm or law firm that is nationally recognized as being expert in the relevant Tax matters.
“Advisory Firm Letter” shall mean a letter from the Advisory Firm stating that the relevant schedule, notice or other information to be provided or made available by the Corporations to the Limited Partners or Senior Executives’ Representative, as the case may be, and all supporting schedules and work papers were prepared in a manner consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such schedule, notice or other information is delivered or made available to the Limited Partners or Senior Executives’ Representative, as the case may be.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.
“Agreed Rate” means LIBOR plus 100 basis points.
“Agreement” is defined in the preamble of this Agreement.
“AIF Holdings Inc.” is defined in the preamble of this Agreement.
“Amended Schedule” is defined in Section 2.04(b) of this Agreement.
“Amending Parties” is defined in the Recitals of this Agreement.
“Basis Adjustment” means the adjustment to the tax basis of a Reference Asset under Sections 1012, 732, 734(b), 743(b) and 754 of the Code and, in each case, comparable sections of state, local and foreign tax laws (as calculated under Section 2.01 of this Agreement) as a result of a Pre-Signing Exchange, the OCGH Exchange immediately following such Pre-Signing Exchange and the payments made pursuant to this Agreement. In the case of an interest in a Partnership that owns a Reference Asset and that has been the subject of a Pre-Signing Exchange and OCGH Exchange, if at any time after such Pre-Signing Exchange and OCGH Exchange the interest is transferred to (i) a Corporation or (ii) any entity that is owned directly or indirectly in whole or in part by a Corporation, the Basis Adjustment for such Reference Asset shall include, to the extent reasonably determined to be appropriate by such Corporation, any adjustment to the tax basis of the Reference Asset under Sections 1012, 732, 734(b), 743(b) and 754 of the Code and, in each case, comparable sections of state, local and foreign tax laws (as calculated under Section 2.01 of this Agreement) as a result of such transfer to the extent such adjustment does not exceed the unamortized Basis Adjustment for the Reference Asset as determined immediately before such transfer. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from a Pre-Signing Exchange and any corresponding OCGH Exchange immediately following such Exchange of one or more OCGH Units shall be determined separately for each exchanging Limited Partner and Surplus Partners, if any, with respect to such Pre-Signing Exchange and without regard to any Pre-Exchange Transfer of such OCGH Units and as if any such Pre-Exchange Transfer had not occurred.
A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.
“BUSI” means Brookfield US Inc., a Delaware corporation and an indirectly wholly-owned subsidiary of Parent.
“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.
“Change of Control” means the occurrence of any of the following events:
(i)any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto, is or becomes the Beneficial Owner, directly or indirectly, of securities of Parent representing more than fifty percent (50%) of the combined voting power of Parent’s then outstanding voting securities; provided that in no event shall a Change of Control be deemed to occur if, following any such transaction or transactions, both (x) a majority of the Class B Limited Voting Shares are owned, beneficially or otherwise, by individuals who were, immediately prior to the consummation of such transaction, existing or former officers, directors and employees of Parent or their respective Related Parties and (y) a majority of the Class B Limited Voting Shares continue to have the right to elect at least 50% of the board of directors of Parent;
(ii)    either (A) a majority of the Class B Limited Voting Shares cease to be owned, beneficially or otherwise, by existing or former officers, directors or employees of Parent or their respective Related Parties or (B) the Class B Limited Voting Shares cease to have the right to elect at least 50% of the board of directors of Parent;
(iii)    Parent consummates any merger, amalgamation, scheme or plan of arrangement or consolidation or similar business combination transaction as a result of which (A) the holders of Parent’s capital stock issued and outstanding immediately prior to such transaction do not Beneficially Own, immediately after giving effect to such transaction, more than 50% of the combined voting power of the surviving or resulting entity; provided that in no event shall a Change of Control be deemed to occur if, following any such transaction or transactions, a majority of the Class B Limited Voting Shares are owned, beneficially or otherwise, by individuals who were, immediately prior to the consummation of such transaction, existing or former officers, directors and employees of Parent or their respective Related Parties or (B) the holders of a majority of the Class B Limited Voting Shares immediately prior to such transaction do not, immediately after giving effect to such transaction, have the right to elect at least 50% of the surviving or resulting entity’s board of directors; or
(iv)    the date, after the expiration of the Initial Period, when the Permitted Oaktree Holders (as defined in the Oaktree Operating Agreement) no longer Beneficially Own (as defined in the Oaktree Operating Agreement) at least the Minimum Threshold (as defined in the Oaktree Operating Agreement.
Notwithstanding the foregoing, (A) except with respect to clause (ii) and clause (iii) above, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of Parent’s capital stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Parent immediately following such transaction or series of transactions, and (B) the parties agree that the transactions contemplated by the Merger Agreement shall not constitute a Change of Control for purposes of this Agreement.
“Class A Units” means Class A units of Oaktree.
“Class B Limited Voting Shares” means Class B limited voting shares of Parent.
“Closing Date” is defined in the preamble of this Agreement.
“Code” is defined in the Recitals of this Agreement.
“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise, including as deemed hereunder.
“Corporation” and “Corporations” are defined in the preamble of this Agreement.
“Corporation Return” means the federal Tax Return and/or state and/or local and/or foreign Tax Return, as applicable, of either Holdings Inc. or AIF Holdings Inc. filed with respect to Taxes of any Taxable Year.
“Default Rate” means LIBOR plus 100 basis points.
“Determination” has the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, local and foreign tax law, as applicable, or any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.
“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.
“Early Termination Notice” is defined in Section 4.02 of this Agreement.
“Early Termination Schedule” is defined in Section 4.02 of this Agreement.
“Early Termination Payment” is defined in Section 4.03(b) of this Agreement.
“Early Termination Rate” means the lesser of (i) 6.5% and (ii) LIBOR plus 100 basis points.
“Exchange” is defined in the Recitals of this Agreement.
“Exchange Agreement” means that certain Third Amended and Restated Exchange Agreement, dated as of September 30, 2019, by and among Atlas Holdings, LLC, Atlas OCM Holdings, LLC, Oaktree, OCM Holdings I, LLC, Oaktree New Holdings, LLC, Oaktree AIF Holdings II, LLC, Oaktree Holdings, Ltd., OCGH, Oaktree Capital I, Oaktree Capital II, OCM, Oaktree Capital Management (Cayman), L.P., Oaktree AIF, Investment Holdings, OCGH ExchangeCo, L.P., the OCGH Limited Partners (as defined therein), (solely for certain limited purposes) Parent, and the other parties thereto from time to time.
“Exchange Basis Schedule” is defined in Section 2.02 of this Agreement.
“Exchange Date” is defined in the Recitals of this Agreement.
“Exchange Payment” means any Tax Benefit Payment or Early Termination Payment required to be made by a Corporation to the Limited Partners under this Agreement.
“Exchange Price” is the amount of cash, Class A Units or other consideration transferred to a Limited Partner and each applicable Surplus Partner, if any, pursuant to the Exchange as payment for the exchanged OCGH Units (and, if applicable, Surplus Interests), other than amounts payable pursuant to this Agreement.
“Excluded Items” means each of the following:
(i)    any items of loss or deduction resulting from intercompany transactions between a Corporation and any Affiliate of such Corporation entered into after the Closing Date, other than the Interest Expense;
(ii)    pre-existing net operating losses and other tax attributes of entities acquired after the Closing Date to which a Corporation becomes entitled as a result of an acquisition after the Closing Date, and
(iii)    any net losses generated after the Closing Date by entities or businesses acquired after the Closing Date (calculated on a standalone basis for each such acquisition) to which a Corporation becomes entitled (other than by reason of an acquisition by any Oaktree Operating Group entities or any of their Subsidiaries).
“Expert” is defined in Section 7.09 of this Agreement.
“First Amended Agreement” is defined in the Recitals of this Agreement.
“Holdings Inc.” is defined in the preamble of this Agreement.
“Imputed Interest” means any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state, local and foreign tax law with respect to a Corporation’s payment obligations under this Agreement.
“Interest Amount” is defined in Section 3.01(b) of this Agreement.
“Interest Expense” is defined in Section 7.11(a) of this Agreement.
“Investment Holdings” is defined in the preamble of this Agreement.
“IRS” means the United States Internal Revenue Service.
“JAMS” is defined in Section 7.08 of this Agreement.
“LIBOR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two days prior to the first day of such month, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBO” or by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof).
“Limited Partners” is defined in the preamble of this Agreement. The term “Limited Partner” shall include any applicable Surplus Partner as the context requires.
“Material Objection Notice” is defined in Section 4.02 of this Agreement.
“Merger Agreement” is defined in the Recitals of this Agreement.
“Merger Sub” is defined in the Recitals of this Agreement.
“Net Tax Benefit” is defined in Section 3.01(b) of this Agreement.
“Non-Stepped Up Tax Basis” means, with respect to any asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustment had been made.
“Non-Stepped Up Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of a Corporation or any Partnership in which such Corporation owns an interest, but only with respect to Taxes imposed on such Partnership and allocable to such Corporation using the same methods, elections, conventions and similar practices used on the relevant Corporation Return, but using the Non-Stepped Up Tax Basis instead of the tax basis of the Reference Assets and excluding any deduction attributable to the Imputed Interest.
“Oaktree” is defined in the Recitals of this Agreement.
“Oaktree AIF” is defined in the preamble of this Agreement.
“Oaktree Capital I” is defined in the definition of Oaktree Operating Group.
“Oaktree Capital II” is defined in the Recitals of this Agreement.
“Oaktree (Cayman)” is defined in the definition of Oaktree Operating Group.
“Oaktree Operating Agreement” means the operating agreement of Oaktree, as it may be amended or modified from time to time.
“Oaktree Operating Group” means, collectively, Oaktree Capital I, L.P., a Delaware limited partnership (“Oaktree Capital I”), Oaktree Capital II, OCM, Investment Holdings, Oaktree AIF and Oaktree Capital Management (Cayman), L.P., a Cayman Islands exempted limited partnership (“Oaktree (Cayman)”).
“Objection Notice” is defined in Section 2.04(a) of this Agreement.
“OCGH” is defined in the Recitals of this Agreement.
“OCGH Exchange” is defined in the Recitals of this Agreement.
“OCGH Partnership Agreement” means the limited partnership agreement of OCGH, as it may be amended or modified from time to time.
“OCGH Units” is defined in the Recitals of this Agreement.
“OCM” is defined in the preamble of this Agreement.
“Original Agreement” is defined in the Recitals of this Agreement.
“Parent” is defined in the Recitals of this Agreement.
“Partnership Agreement” means, with respect to a Partnership, the Amended and Restated Limited Partnership Agreement, Amended and Restated Limited Liability Company Agreement or similar agreement of such Partnership.
“Partnership Units” is defined in the Recitals of this Agreement.
“Partnerships” is defined in the Recitals of this Agreement.
“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.
“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.
“Post-Signing Exchanges” is defined in the Recitals of this Agreement.
“Pre-Exchange Transfer” means any transfer (including upon the death of a Limited Partner) of one or more OCGH Units (i) that occurred prior to a Pre-Signing Exchange of such OCGH Units, and (ii) to which Section 734(b) or 743(b) of the Code applied.
“Pre-Signing Exchange” is defined in the Recitals of this Agreement.
“Prior OCGH Partnership Agreement” means the limited partnership agreement of OCGH, as amended, prior to the Sixth Amended and Restated Limited Partnership Agreement, dated September 30, 2019.
“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Non-Stepped Up Tax Liability over the actual liability (as determined under this Agreement) for Taxes of a Corporation or any Partnership in which such Corporation owns, or is deemed to own (pursuant to Section 7.11 hereunder), an interest, using the “with or without” methodology. If all or a portion of such actual tax liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.
“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the actual liability (as determined under this Agreement) for Taxes of a Corporation or any Partnership in which such Corporation owns, or is deemed to own (pursuant to Section 7.11 hereunder), an interest over the Non-Stepped Up Tax Liability for such Taxable Year using the “with or without” methodology. If all or a portion of such actual tax liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.
“Receivable” of a Limited Partner means such Limited Partner’s rights, interests, and entitlements hereunder as of the date of this Agreement.
“Reconciliation Dispute” is defined in Section 7.09 of this Agreement.
“Reconciliation Procedures” is defined in Section 2.04(a) of this Agreement.
“Reference Assets” is defined in the Recitals of this Agreement.
“Related Parties” has the meaning set forth in the Exchange Agreement.
“Schedule” means any Exchange Basis Schedule, Tax Benefit Schedule and the Early Termination Schedule.
“Senior Executives” means John B. Frank, Bruce A. Karsh, Howard S. Marks, Sheldon M. Stone, Jay S. Wintrob and any additional individuals who may from time to time be designated by the general partner of OCGH as senior executives of OCGH, in each case for so long as such individual remains an officer or employee of OCGH or any Oaktree Operating Group entity.
“Senior Executives’ Representative” means Todd Molz or such other Person as designated in writing by OCGH.
“Service Partner” has the meaning set forth in the OCGH Partnership Agreement.
“Signing Date” means March 13, 2019.
“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, or is deemed to own (pursuant to Section 7.11 hereunder), directly or indirectly, or otherwise controls, or is deemed to control, more than 50% of the voting shares or other similar interests or the sole general partner interest or managing member or similar interest of such Person.
“Successor Funds” is defined in Section 7.11(a) of this Agreement.
“Surplus Interest” is defined in the Recitals of this Agreement.
“Surplus Partner” is defined in the Recitals of this Agreement.
“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.
“Tax Benefit Schedule” is defined in Section 2.03 of this Agreement.
“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.
“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section of state, local or foreign tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the Exchange Date in which there is a Basis Adjustment due to a Pre-Signing Exchange.
“Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges measured with respect to net income or profits and any interest related to such Tax.
“Taxing Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.
“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.
“Valuation Assumptions” means, as of an Early Termination Date, with respect to a Corporation, the assumptions that (1) in each Taxable Year ending on or after such Early Termination Date, the Corporation will have taxable income sufficient to fully utilize the deductions arising from the Basis Adjustment and the Imputed Interest during such Taxable Year, (2) the federal income tax rates and state, local and foreign income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, (3) any loss carryovers generated by the Basis Adjustment or the Imputed Interest and available as of the date of the Early Termination Schedule will be utilized by the Corporation on a pro rata basis from the date of the Early Termination Schedule through the scheduled expiration date of such loss carryovers, and (4) any non-amortizable assets are deemed to be disposed of (A) with respect to fund related assets, pro-rata over the number of years remaining under the original fund agreement until expected liquidation (without extensions) of the applicable fund (or, (y) if such expected liquidation date has passed, on the Early Termination Date and (z) if with respect to evergreen funds, after eighteen (18) months) and (B) with respect to all other assets, on the fifteenth anniversary of the earlier of the Basis Adjustment and the Early Termination Date.
ARTICLE II
DETERMINATION OF REALIZED TAX BENEFIT
Section 2.01    Basis Adjustment. The Corporations and the Partnerships, on the one hand, and each Limited Partner and Surplus Partner with respect to such Pre-Signing Exchange, if any, on the other hand, acknowledge that, as a result of a Pre-Signing Exchange by such Limited Partner and the OCGH Exchange following such Exchange, each Corporation’s basis in the applicable Reference Assets was increased, if at all, as provided in the definition of Basis Adjustment. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.
Section 2.02    Exchange Basis Schedule. The schedule attached hereto as Exhibit A (the “Exchange Basis Schedule”) shall apply with respect to all Pre-Signing Exchanges. For the avoidance of doubt, no additional Exchange Basis Schedule shall be required to be delivered for any Taxable Year following the Taxable Year that includes the Signing Date.
Section 2.03    Tax Benefit Schedule. Within sixty (60) calendar days after the filing of the U.S. federal income tax return of a Corporation for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, such Corporation shall notify the Senior Executives’ Representative that the Corporation shall, at a Senior Executive’s request, make available to the Senior Executives’ Representative a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year setting forth the Realized Tax Benefit or Realized Tax Detriment, as the case may be, for each Limited Partner (a “Tax Benefit Schedule”). The Schedule will become final as provided in Section 2.04(a) and may be amended as provided in Section 2.04(b) (subject to the procedures set forth in Section 2.04(b)). For periods after the Closing Date, the Tax Benefit Schedule shall be prepared by OCGH but shall be subject to review and comment by Parent in accordance with procedures equivalent to Section 2.04(a) (after treating references to a “Corporation” or the “Corporations” as references to “OCGH”, and references to a “Senior Executive”, the “Senior Executives”, or the “Senior Executives’ Representative” as references to “Parent”). Any disputes between OCGH and Parent shall be resolved in accordance with Section 7.08 and the Reconciliation Procedures (as defined below) (after treating references to a “Corporation” or the “Corporations” as references to “OCGH”, and references to a “Senior Executive”, the “Senior Executives”, or the “Senior Executives’ Representative” as references to “Parent”).
Section 2.04    Procedures, Amendments
(a)    Procedure. Every time a Corporation makes available to the Senior Executives’ Representative an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.04(b), but excluding any Early Termination Schedule or amended Early Termination Schedule, such Corporation shall also (x) make available to the Senior Executives’ Representative schedules and work papers providing reasonable detail regarding the preparation of the Schedule and an Advisory Firm Letter supporting such Schedule and (y) allow the Senior Executives reasonable access at no cost to the appropriate representatives at each of such Corporation and the Advisory Firm in connection with a review of such Schedule. The applicable Schedule shall become final and binding on all parties unless a Senior Executive, within thirty (30) calendar days after receiving notice that an Exchange Basis Schedule or amendment thereto is available or thirty (30) calendar days after receiving notice that a Tax Benefit Schedule or amendment thereto is available, provides such Corporation with notice of a material objection to such Schedule (“Objection Notice”) made in good faith; provided, for the sake of clarity, only Senior Executives shall have the right to object to any Schedule or Amended Schedule pursuant to this Section 2.04. If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days of receipt by such Corporation of an Objection Notice, if with respect to an Exchange Basis Schedule, or thirty (30) calendar days of receipt by such Corporation of an Objection Notice, if with respect to a Tax Benefit Schedule, after such Schedule was made available to the Senior Executives’ Representative, such Corporation and such Senior Executive shall employ the reconciliation procedures as described in Section 7.09 of this Agreement (the “Reconciliation Procedures”).
(b)    Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by a Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was made available to the Senior Executives’ Representative, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Exchange Basis Schedule to take into account payments made pursuant to this Agreement (such Schedule, an “Amended Schedule”).
ARTICLE III
TAX BENEFIT PAYMENTS
Section 3.01    Payments
(a)    Payments. Within five (5) calendar days of a Tax Benefit Schedule becoming final in accordance with Section 2.04(a), the applicable Corporation shall pay to OCGH, as administrative agent on behalf of each applicable Limited Partner (including, if applicable, Surplus Partners), for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.01(b). The portion of such Tax Benefit Payment that is payable to OCGH on behalf of a particular Limited Partner (or Surplus Partner) shall be determined taking into account the portion of the Tax Benefit Payment attributable to such Limited Partner’s Exchanges for such Taxable Year relative to the aggregate Tax Benefit Payments attributable to all Limited Partners’ Exchanges for such Taxable Year (as determined in the reasonable discretion of the Corporation). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account of OCGH previously designated by OCGH to such Corporation. OCGH shall pay any Tax Benefit Amounts received on behalf of a Limited Partner to a bank account of such Limited Partner previously designated by such Limited Partner to OCGH; provided that notwithstanding anything to the contrary in this Agreement, OCGH shall be permitted to offset any Tax Benefit Payment received on behalf of a Limited Partner (or any Early Termination Payment pursuant to Section 4.01) by any Tax indemnity payments paid or payable by OCGH pursuant to a Partnership Agreement that are attributable to such Limited Partner to the extent such Tax indemnity payments did not reduce distributions to OCGH attributable to such Limited Partner; provided, further, that nothing in this Agreement shall expand any obligations of OCGH to indemnify for Taxes pursuant to a Partnership Agreement. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, federal income tax payments. Notwithstanding anything herein to the contrary, in no event shall the Aggregate Tax Benefit Payments attributable to a Limited Partner (other than amounts treated as interest under the Code) in respect of any Exchange under this Agreement exceed an amount equal to 85% of the portion of the Exchange Price paid to the Limited Partner in the Exchange or, at the option of the Limited Partner, an amount to be determined on the Exchange Date as agreed to by the Corporation and the Limited Partner.
(b)    A “Tax Benefit Payment” means an amount, not less than zero, equal to 85% of the sum of the Net Tax Benefit and the Interest Amount. The “Net Tax Benefit” shall equal: (1) each Corporation’s Realized Tax Benefit, if any, for a Taxable Year plus (2) the excess of the Realized Tax Benefit reflected on an amended Tax Benefit Schedule for a previous Taxable Year over the Realized Tax Benefit (or Realized Tax Detriment (expressed as a negative number)) reflected on the Tax Benefit Schedule for such previous Taxable Year, minus (3) an amount equal to each Corporation’s Realized Tax Detriment (if any) for the current or any previous Taxable Year, minus (4) the excess of the Realized Tax Benefit reflected on a Tax Benefit Schedule for a previous Taxable Year over the Realized Tax Benefit (or Realized Tax Detriment (expressed as a negative number)) reflected on the amended Tax Benefit Schedule for such previous Taxable Year; provided, however, that to the extent the amounts described in 3.01(b)(2), (3) and (4) were taken into account in determining any Tax Benefit Payment in a preceding Taxable Year, such amounts shall not be taken into account in determining a Tax Benefit Payment attributable to any other Taxable Year; provided, further, for the avoidance of doubt, no Limited Partner shall be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the Corporation Return with respect to Taxes for such Taxable Year until the Payment Date. Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control (for the avoidance of doubt, other than the transactions contemplated by the Merger Agreement), all Tax Benefit Payments, whether paid with respect to OCGH Units that were exchanged (i) prior to the date of such Change of Control or (ii) on or after the date of such Change of Control, shall be calculated by utilizing Valuation Assumptions (1), (3), and (4), substituting in each case the terms “the closing date of a Change of Control” for an “Early Termination Date”. For the avoidance of doubt, no Tax Benefit Payment shall be payable with respect to any Post-Signing Exchange.
Section 3.02    No Duplicative Payments. It is intended that the above provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement provide that 85% of each Corporation’s Realized Tax Benefit and Interest Amount is paid to OCGH on behalf of the Limited Partners pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner as such intentions are realized.
Section 3.03    Pro Rata Payments. For the avoidance of doubt, to the extent each of the Corporations’ deductions with respect to the Basis Adjustments are limited in a particular Taxable Year or such Corporation lacks sufficient funds to satisfy its obligations to make all Tax Benefit Payments due in a particular taxable year, the limitation on the deduction, or the Tax Benefit Payments that may be made, as the case may be, shall be taken into account or made to OCGH on behalf of each Limited Partner on a pro rata basis reflecting the proportion of the total amount of deductions attributable to such Limited Partner with respect to Pre-Signing Exchanges relative to the aggregate deductions for all of the Limited Partners with respect to such Pre-Signing Exchanges (using such methodology as determined in the reasonable discretion of such Corporation). For purposes of calculating the Tax Benefit Payments, if there is insufficient taxable income to fully utilize amortization and depreciation deductions attributable to Post-Signing Exchanges and Pre-Signing Exchanges, the amortization and depreciation deductions attributable to Post-Signing Exchanges shall be taken into account in determining Tax Benefit Payments on a pro rata basis with the amortization and depreciation deductions attributable to the Pre-Signing Exchanges. For example, if there is $100 of taxable income for a tax year (without regard to Exchanges), $100 of deductions attributable to Post-Signing Exchanges and $200 of deductions attributable to Pre-Signing Exchanges, $66.67 of the deductions attributable to Pre-Signing Exchanges shall be taken into account in calculating the Tax Benefit Payments.
ARTICLE IV
TERMINATION
Section 4.01    Early Termination.
A Corporation may terminate its obligations under this Agreement with respect to all of the Pre-Signing Exchanges at any time by paying to OCGH on behalf of all of the Limited Partners the Early Termination Payment; provided, however, that this Agreement shall only terminate upon the receipt of the Early Termination Payment by all Limited Partners, and provided, further, that a Corporation may withdraw any notice to execute its termination rights under this Section 4.01 prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payments by a Corporation, such Corporation shall not have any further payment obligations under this Agreement in respect of such Limited Partners, other than for any (a) Tax Benefit Payment agreed to by such Corporation and the Senior Executives as due and payable but unpaid as of the Early Termination Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (b) is included in the Early Termination Payment). For the avoidance of doubt, if a Corporation exercises its termination rights under this Section 4.01, it shall have no impact on its obligations with respect to the Additional Payment.
Section 4.02    Early Termination Notice. If a Corporation chooses to exercise its right of early termination under Section 4.01 above, such Corporation shall deliver to the Limited Partners notice of such intention to exercise such right (“Early Termination Notice”) and shall deliver to the Senior Executives’ Representative a schedule (the “Early Termination Schedule”) specifying such Corporation’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment. The applicable Early Termination Schedule shall become final and binding on all parties unless a Senior Executive, within 30 calendar days after receiving the Early Termination Schedule thereto provides such Corporation with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”); provided, for the sake of clarity, only a Senior Executive shall have the right to object to any Schedule or Amended Schedule pursuant to this Section 4.02. If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days after receipt by such Corporation of the Material Objection Notice, such Corporation and a Senior Executive shall employ the Reconciliation Procedures as described in Section 7.09 of this Agreement.
Section 4.03    Payment upon Early Termination. (a) Within three calendar days after agreement between the Senior Executives and a Corporation of the Early Termination Schedule, such Corporation shall pay to OCGH, as administrative agent on behalf of a Limited Partner an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by OCGH. OCGH shall pay any Early Termination Payment received on behalf of a Limited Partner to a bank account of such Limited Partner previously designated by such Limited Partner to OCGH, subject to its right to offset any such payment pursuant to Section 3.01(b).
(a)    The “Early Termination Payment” as of the date of the delivery of an Early Termination Schedule shall equal with respect to a Limited Partner the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by a Corporation to OCGH on behalf of such Limited Partner beginning from the Early Termination Date assuming the Valuation Assumptions are applied.
ARTICLE V
LATE PAYMENTS
Section 5.01    Late Payments by a Corporation. The amount of all or any portion of any Exchange Payment not made to OCGH on behalf of the Limited Partners when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Exchange Payment was due and payable.
ARTICLE VI
NO DISPUTES; CONSISTENCY; COOPERATION
Section 6.01    Senior Executive Participation in the Corporations’ and Partnerships’ Tax Matters. Except as otherwise provided herein, each Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning such Corporation and the Partnerships, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, each Corporation shall notify the Senior Executives’ Representative of, and keep the Senior Executives’ Representative reasonably informed with respect to the portion of any audit of such Corporation and the Partnerships by a Taxing Authority the outcome of which is reasonably expected to affect any Senior Executive’s rights and obligations under this Agreement, and shall provide to the Senior Executives reasonable opportunity to provide information and other input to such Corporation, the Partnerships and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that each Corporation and the Partnerships shall not be required to take any action that is inconsistent with any provision of any of the Partnership Agreements.
Section 6.02    Consistency. Except upon the written advice of an Advisory Firm, each Corporation and the Limited Partners agree to report and cause to be reported for all purposes, including federal, state, local and foreign Tax purposes and financial reporting purposes, all Tax-related items (including without limitation the Basis Adjustment and each Tax Benefit Payment) in a manner consistent with that provided herein or (if not otherwise provided herein) specified by each Corporation in any Schedule required to be provided by or on behalf of such Corporation under this Agreement.
Section 6.03    Cooperation. The Limited Partners shall (a) furnish to each Corporation in a timely manner such information, documents and other materials as such Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to each Corporation and its representatives to provide explanations of documents and materials and such other information as such Corporation or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and each Corporation shall reimburse the Limited Partners for any reasonable third-party costs and expenses incurred pursuant to this Section 6.03.
ARTICLE VII
MISCELLANEOUS
Section 7.01    Notices. Any notice to any Service Partner that is required or permitted hereunder to be given to such Service Partner shall be in writing and shall be delivered to such Service Partner at the principal office of OCGH or at such other place where such Service Partner may be found. Any notice to a Service Partner which is delivered to the principal office of OCGH when such Service Partner is absent from the office shall, if reasonable efforts have been made to deliver it to him or her elsewhere, be deemed delivered to him or her on the next succeeding business day, if he or she does not actually receive such notice sooner. Any notice to any Limited Partner who is not a Service Partner that is required or permitted hereunder to be given to such Limited Partner shall be in writing and shall be delivered to such Limited Partner at the address or facsimile number of such Limited Partner shown on the register of OCGH. Any notice to a Corporation, Oaktree Capital II, OCM, Investment Holdings or Oaktree AIF required or permitted hereunder to be given to a Corporation, Oaktree Capital II, OCM, Investment Holdings or Oaktree AIF shall be in writing and shall be delivered to such Corporation, Oaktree Capital II, OCM, Investment Holdings or Oaktree AIF at the principal office of BUSI. A written notice may be delivered by facsimile transmission.
Section 7.02    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall constitute one and the same instrument.
Section 7.03    Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 7.04    Governing Law. This Agreement shall be construed and enforced, along with any rights, remedies, or obligations provided for hereunder, in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware by residents of the State of Delaware; provided, that the enforceability of Section 7.08 shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and not the laws of the State of Delaware.
Section 7.05    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein, if the economic and legal substance of the arrangements contemplated hereby are not affected in any manner materially adverse to any party hereto. Upon such a determination, each of the Corporations and Senior Executives who would be entitled to receive at least two-thirds of the Early Termination Payments payable to all Senior Executives hereunder if a Corporation had exercised its right of early termination on the date of the most recent Exchange shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby shall be consummated as originally contemplated to the fullest extent possible.
Section 7.06    Successors; Assignment; Amendments; Waivers. No Limited Partner may assign this Agreement to any person without the prior written consent of each Corporation; provided, however, (i) that, except with respect to a transfer of OCGH Units in connection with an Exchange, to the extent OCGH Units are effectively transferred in accordance with the terms of the OCGH Partnership Agreement, the transferring Limited Partner shall have the option to assign to the transferee of such OCGH Units the transferring Limited Partner’s rights under this Agreement with respect to the OCGH Units, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to each Corporation, agreeing to become an “Limited Partner” for all purposes of this Agreement, except as otherwise provided in such joinder, and (ii) that, once an Exchange has occurred, any and all payments that may become payable to a Limited Partner pursuant to this Agreement with respect to such Exchange may be assigned to any Person or Persons, as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to each Corporation. For the avoidance of doubt, to the extent a Senior Executive or other Person transfers OCGH Units to a Senior Executive, the Senior Executive receiving such OCGH Units shall have all rights under this Agreement with respect to such transferred OCGH Units as such Senior Executive has, under this Agreement, with respect to the other OCGH Units held by him.
No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporations, on behalf of themselves and the respective Partnerships they Control, and by Senior Executives who would be entitled to receive at least two-thirds of the Early Termination Payments payable to all Senior Executives hereunder if each of the Corporations had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any Senior Executive pursuant to this Agreement since the date of such most recent Exchange); provided, that no such amendment shall be effective if such amendment will have a disproportionate effect on the payments certain Limited Partners will or may receive under this Agreement unless all such Limited Partners disproportionately effected consent in writing to such amendment. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.
All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. Each Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of such Corporation or interests in a Partnership held by such Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that such Corporation would be required to perform if no such succession had taken place. Notwithstanding anything to the contrary herein, in the event a Senior Executive transfers his OCGH Units to a transferee as permitted under the OCGH Partnership Agreement, excluding any other Senior Executive, such Senior Executive shall have the right, on behalf of such transferee, to enforce the provisions of Sections 2.04, 4.02 or 6.01 with respect to such transferred OCGH Units.
Section 7.07    Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
Section 7.08    Resolution of Disputes. (a) Any and all disputes, claims or controversies arising out of or relating to this Agreement, including any and all disputes, claims or controversies arising out of or relating to (i) the parties to this Agreement, (ii) any party’s rights and obligations hereunder, (iii) the validity or scope of any provision of this Agreement, (iv) whether a particular dispute, claim or controversy is subject to arbitration under this Section 7.08, and (v) the power and authority of any arbitrator selected hereunder, that are not resolved by mutual agreement shall be submitted to final and binding arbitration before Judicial Arbitration and Mediation Services, Inc. (“JAMS”) pursuant to the Federal Arbitration Act, 9 U.S.C. Section 1 et seq. A party to this Agreement may commence the arbitration process by filing a written demand for arbitration with JAMS and delivering a copy of such demand to the other in accordance with the notice procedures set forth in Section 7.01. The arbitration shall take place in Wilmington, Delaware, and shall be conducted in accordance with the provisions of JAMS Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration. The parties to the arbitration will cooperate with JAMS and with each other in selecting an arbitrator from JAMS’ panel of neutrals and in scheduling the arbitration proceedings. The arbitrator selected shall be neutral and a former Delaware chancery court judge or, if such judge is not available, a former U.S. federal judge with experience in adjudicating matters under the law of the State of Delaware; provided that if no such person is both willing and able to undertake such a role, the parties to the arbitration shall cooperate with each other and JAMS in good faith to select such other person as may be available from a JAMS’ panel of neutrals with experience in adjudicating matters under the law of the State of Delaware. The parties to the arbitration shall participate in the arbitration in good faith. Each party to the arbitration shall share the payment of those costs, if any, of arbitration that it must pay to cause this Section 7.08 to be enforceable, and all other costs of arbitration shall be shared equally between the parties to the arbitration.
(a)    Neither party to the arbitration shall be entitled to undertake discovery in the arbitration; provided that, if discovery is required by applicable law, discovery shall not exceed (i) one witness deposition plus the depositions of any expert designated by the other party or parties, (ii) two interrogatories, (iii) ten document requests, and (iv) ten requests for admissions; provided further that additional discovery may be permitted to the extent such additional discovery is required by applicable law for this Section 7.08 to be enforceable. The arbitrator shall have no power to modify any of the provisions of this Agreement, to make an award or impose a remedy that, in each case, is not available to the Delaware chancery court or to make an award or impose a remedy that was not requested by a party to the dispute, and the jurisdiction of the arbitrator is limited accordingly. To the extent permitted by law, the arbitrator shall have the power to order injunctive relief, and shall expeditiously act on any petition for such relief.
(b)    The provisions of this Section 7.08 may be enforced by any court of competent jurisdiction, and, to the extent permitted by law, the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered. Notwithstanding any provision of this Agreement to the contrary, a party to an arbitration pursuant to this Section 7.08 shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any violation of the provisions of this Agreement pending a final determination on the merits by the arbitrator, and each party hereby consents that such a restraining order or injunction may be granted without the necessity of posting any bond.
(c)    The details of any arbitration pursuant to this Section 7.08, including the existence and/or outcome of such arbitration and any information obtained in connection with any such arbitration, shall be kept strictly confidential and shall not be disclosed or discussed with any person not a party to the arbitration; provided that such party may make such disclosures as are required by applicable law or legal process; provided further that such party may make such disclosures to its, his or her attorneys, accountants or other agents and representatives who reasonably need to know the disclosed information in connection with any arbitration pursuant to this Section 7.08 and who are obligated to keep such information confidential to the same extent as such party. If either party to the arbitration, as the case may be, receives a subpoena or other request for information from a third party that seeks disclosure of any information that is required to be kept confidential pursuant to the prior sentence, or otherwise believes that it, he or she may be required to disclose any such information, such the party to the arbitration, as the case may be, shall (i) promptly notify the other party to the arbitration and (ii) reasonably cooperate with such other party in taking any legal or otherwise appropriate actions, including the seeking of a protective order, to prevent the disclosure, or otherwise protect the confidentiality, of such information.
(d)    For the avoidance of doubt, (i) any arbitration pursuant to this Section 7.08 shall not include any disputes, claims or controversies that do not arise out of or relate to this Agreement, and (ii) any arbitration pursuant to this Section 7.08 of disputes, claims or controversies arising out of or relating to this Agreement is intended to be separate and distinct proceeding from any arbitration or other adjudication of disputes, claims or controversies between the parties to the arbitration, that do not arise out of or relate to this Agreement.
Section 7.09    Reconciliation. In the event that a Corporation and a Senior Executive are unable to resolve a disagreement with respect to the matters governed by Sections 2.04, 4.02 and 6.02 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm (other than the Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with either such Corporation or such Senior Executive or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Exchange Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by such Corporation, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporation; except as provided in the next sentence. Each participating Corporation and each Senior Executive shall bear their own costs and expenses of such proceeding, unless the Senior Executive has a prevailing position that is more than 10% of the payment at issue, in which case such Corporation shall reimburse such Senior Executive for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.09 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.09 shall be binding on such Corporation and such Senior Executive and may be entered and enforced in any court having jurisdiction.
Section 7.10    Withholding. Each Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as such Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to OCGH on behalf of such Limited Partner.
Section 7.11    Calculation of Tax Benefit Payments Attributable to Pre-Signing Exchanges. Notwithstanding anything in this Agreement to the contrary and for the avoidance of doubt, for periods after the Closing Date, the parties intend for the Tax Benefit Payments to be determined as follows:
(a)    As if (i) the Corporations were corporations or associations taxable as corporations for U.S. federal income tax purposes, (ii) the Corporations were a stand-alone affiliated group, (iii) the Corporations were not part of any other affiliated group (including any affiliated group of which BUSI is the parent) (for the avoidance of doubt, disregarding any losses, deductions, net operating loss carryovers, tax credit carryovers or any other tax attributes of any members of such group other than the Corporations), (iv) the Corporations have no other assets, holdings, liabilities or activities other than (x) the Oaktree Operating Group entities they directly or indirectly own or (y) assets, holdings, liabilities or activities of any successor funds to any fund currently operated by the Oaktree Operating Group entities that are currently directly or indirectly owned by the Corporations (the “Successor Funds”), and (v) the Corporations incur interest expense in an amount equal to $40 million annually (the “Interest Expense”) (it being understood that no interest income of Parent or any of its Affiliates that corresponds to the Interest Expense shall be treated as income of the Corporations).
(b)    The effects of any Excluded Items shall not be taken into account to the extent that giving effect to such Excluded Items would result in a reduction or delay in any payment required to be made under this Agreement, unless such items are items of the Oaktree Operating Group entities or any of their Subsidiaries.
(c)    Transfers (directly or indirectly, including by way of merger and including transfers of assets that are deemed to occur for U.S. federal income tax purposes) of interests in or assets of the Oaktree Operating Group entities or the Successor Funds or the Reference Assets to Affiliates of Parent or Affiliates of the Corporations shall be ignored for purposes of calculating the Tax Benefit Payments and such interests in or assets of the Oaktree Operating Group entities or the Successor Funds or the Reference Assets shall be treated for all purposes of this Agreement as having been retained or held by the applicable Corporation or Oaktree Operating Group entity. If any entity obligated to make a payment under this Agreement transfers (directly or indirectly, including by way of merger and including transfers of assets that are deemed to occur for U.S. federal income tax purposes) one or more Reference Assets or interests in or assets of the Oaktree Operating Group entities or the Successor Funds to an entity that is both not a corporation and not an Affiliate of Parent or an Affiliate of the Corporations, the entity will be treated as having disposed of the Reference Assets or interests in or assets of Oaktree Operating Group entities or the Successor Funds in a fully taxable transaction on the date of such transfer for purposes of determining Tax Benefit Payments under this Agreement.
Section 7.12    Partnerships. Each Corporation hereby agrees that, to the extent it acquires a general partnership interest, managing member interest or similar interest in any Person after the date hereof, it shall cause such Person to execute and deliver a joinder to this Agreement and become a “Partnership” for all purposes of this Agreement.
Section 7.13    Conclusive Nature of Calculations. All determinations, interpretations, calculations, adjustments and other actions of a Corporation or any Partnership or a designee of any of the foregoing that are within such Person’s authority hereunder (including, without limitation, in connection with the preparation of any Schedule) shall be made in good faith by such Person and shall be binding and conclusive absent manifest error. In connection with any such determination, interpretation, calculation, adjustment or other action, each Corporation or any Partnership or the designee of any of the foregoing shall be entitled to resolve any ambiguity with respect to the manner in which such determination, interpretation, calculation, adjustment or other action is to be made or taken, and shall be entitled to interpret the provisions of this Agreement, in such a manner as it determines to be fair and equitable, and such resolution or interpretation shall be binding and conclusive absent manifest error.
[Signatures on following pages]

IN WITNESS WHEREOF, each of the Corporations and the Senior Executives have duly executed this Agreement as of the date first written above.
BROOKFIELD ASSET MANAGEMENT INC.
By: /s/ Justin Beber
Name: Justin Beber
Title: Chief Legal Officer
OAKTREE HOLDINGS, INC.
(on its own behalf and on behalf of Oaktree Capital II, OCM and Investment Holdings)
By: /s/ Todd Molz
Name: Todd Molz
Title: General Counsel and Chief Administrative Officer
By: /s/ Richard Ting
Name: Richard Ting
Title: Managing Director Associate General Counsel
OAKTREE AIF HOLDINGS, INC.
(on its own behalf and on behalf of Oaktree AIF)
By: /s/ Todd Molz
Name: Todd Molz
Title: General Counsel and Chief Administrative Officer
By: /s/ Richard Ting
Name: Richard Ting
Title: Managing Director Associate General Counsel

OAKTREE CAPITAL GROUP HOLDINGS, L.P., for itself and as attorney-in-fact for all the limited partners of OCGH
By: OAKTREE CAPITAL GROUP HOLDINGS GP, LLC, its General partner
By: /s/ Todd Molz
Name: Todd Molz
Title: General Counsel and Chief Administrative Officer
By: /s/ Richard Ting
Name: Richard Ting
Title: Managing Director Associate General Counsel